Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of Onconetix Inc.'s Registration Statement of our report dated February 14, 2024, relating to the financial statements of Proteomedix AG (the Company), appearing in Onconetix Inc's Current Report on Form 8-K/A filed February 27, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Christoph Tschumi	/s/ Marc Furlato
Christoph Tschumi	Marc Furlato

BDO AG

Zurich, Switzerland

February 7, 2025

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.